Updated: March 2022

CODE OF ETHICS

MARINER INVESTMENT GROUP, LLC
MARINER INVESTMENT (EUROPE) LLP

I.       Introduction

This Code of Ethics (the “Code”) has been adopted by Mariner Investment Group, LLC, Mariner Investment (Europe) LLP (MIE)1, and certain of its affiliates (collectively referred to as “Mariner” or the “Firm”) in order to set forth applicable policies, guidelines and procedures that promote ethical practices and conduct by all Firm employees. Mariner has adopted this Code to help ensure that the Firm and its personnel serve the best interest of the funds managed by the Firm (i.e., funds, managed accounts) (collectively, referred to as the “Funds”) and fulfill its fiduciary duties2 to the Funds, including with respect to potential conflicts of interest.

All recipients of the Code are responsible for reading, understanding, and complying with the Code. The Code is comprised of several sections, covering various topics crucial to registered investment advisers, including:

•	Confidentiality
•	Gifts and Entertainment
•	Political Contributions and the Pay-to-Play Rule
•	Personal Investment Transactions and Reporting
•	Personal Conflicts of Interest and Outside Affiliations
•	Media and Public Speaking
•	Electronic Communications and Social Media Usage

1 Please note that Mariner Investment (Europe) LLP (MIE) is a dually registered investment adviser. More specifically, MIE is registered with the UK Financial Conduct Authority (FCA) and the United States Securities and Exchange Commission (SEC) as a “Relying Adviser”. The investment management activity that takes place out of MIE’s London office and that necessitates registration with the SEC (currently limited to sub-advisory services provided to its affiliate Mariner Investment Group LLC (MIG) who in all cases is the direct investment manager to advised clients), is governed by Mariner’s Compliance Manual and this policy. MIE’s other regulated activities (e.g., marketing and to a lesser extent trading on behalf of MIG) that are governed by the FCA, are covered under its own compliance manual and program.

2 Mariner is registered as an investment adviser with the United States Securities and Exchange Commission and in its role as a money manager, provides investment advisory services to clients of all types, some of which are highly regulated (e.g., employee retirement plans, public funds etc.). Accordingly, Mariner may have certain fiduciary obligations under applicable federal laws (e.g., the Investment Advisers Act of 1940 and the Employee Retirement Income Security Act etc.) and must seek to avoid any material conflicts with our clients.

Updated: March 2022

Mariner requires that all Employees observe the applicable standards of care set forth in this Code and not seek to evade the provisions of the Code or the “spirit” of its requirements in any way including through indirect acts by others.

If you have any questions regarding any policy or procedure contained in this Code, please contact the Chief Compliance Officer (“CCO”) or a member of the Compliance Group.

A.       Statement of Standards of Business Conduct

As a fundamental mandate, Mariner demands the highest standards of ethical conduct and care by all of its employees. All Employees must abide by this basic business standard and never take inappropriate advantage of their position with the Firm. Therefore, all Employees are expected to act in accordance with the following standards:

•	Each Employee must, at all times, place the interests of the Funds ahead of those of the Firm and its personnel;
•	Each Employee is under a duty to exercise his or her authority and responsibility for the primary benefit of Mariner and may not have outside interests that inappropriately conflict with the interests of the Firm or its clients;

•	Each Employee must avoid any circumstance or conduct that might adversely impact or appear to negatively affect Mariner, its clients or an employee’s duty of complete loyalty to the Firm;
•	Each Employee must maintain the confidentiality of information concerning the identity of security holdings and the financial circumstances of our Funds and their investors;
•	No Employee may communicate material, non-public information (“MNPI”) concerning any security to anyone else unless it is properly within his or her duties to do so3;
•	Each Employee must maintain independence in the investment decision-making process; and
•	Every Employee must comply with applicable federal securities laws.[4]

1. Code of Ethics and Standards of Professional Conduct for Financial Analysts

In addition to the standards of business conduct stated above, Mariner has adopted, and all employees must comply with, the provisions of the Code of Ethics and Standards of Professional Conduct set forth by the CFA Institute (the “CFA Code”).

3 Please refer to the Prevention of Insider Trading and Market Manipulation Policy for further information regarding insider trading and MNPI.

4 For purposes of the Code, the applicable Federal Securities Laws include the following: the Securities Act of 1933(the “Securities Act”), the Exchange Act , the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Advisers Act, Title V of the Gramm-Leach-Bliley Act of 1999, any rules adopted by the Securities Exchange Commission (the “SEC”), the Commodity Futures Trading Commission (the “CFTC”), or the Financial Industry Regulatory Authority (“FINRA”) under any of these statutes, the Bank Secrecy Act as it applies to private investment funds and investment advisers, and any rules adopted thereunder by the SEC or the U.S. Department of Treasury.

Updated: March 2022

B.       Application of the Code

1. Persons Covered by the Code

The code covers all “Employees,” who for purposes of the Code means any member, director, principal, general partner, officer or employee of Mariner, as well as any other person who occupies similar status, performs similar functions or provides investment advice on behalf of the Firm and is subject to supervision and control of the Firm. The Chief Compliance Officer may designate additional persons as being covered by all or a portion of the Code, such as temporary workers, consultants, or independent contractors.

2. Distribution, Acknowledgement, and Certifications of the Code

Mariner will provide every new Employee with a copy of the Code upon commencement of employment and thereafter each employee will have access to a copy of the Code and any amendments via electronic means (i.e., either through Mariner’s shared drive or by placing or linking the Code on each Employee’s personal computer). All Employees will be required to certify both shortly after their engagement with Mariner and at least annually thereafter that they have received, read, understood, are subject to and have complied with the policies and procedures contained in the Code.

As part of their employment, all Employees are required to certify, on an annual and quarterly basis, that they are in compliance with various other aspects of the Code. Employees are also required to submit compliance reports and requests as outlined throughout the Code (e.g., gift and entertainment request, personal account holdings, conflicts of interest, etc.). In order to manage this data Mariner’s Compliance Group utilizes a third-party compliance platform, ComplySci USA (“ComplySci”). All new hires are on-boarded to ComplySci and provided training on the system. All certifications, reports, and requests referenced throughout the Code (as well as related approvals or denials) should be submitted through, and are maintained in, ComplySci.5

3. Code Interpretation, Enforcement, and Sanctions

The Code cannot cover every possible scenario. Accordingly, the policies and procedures contained in the Code will be interpreted broadly to prevent any situation which could call into question Mariner’s reputation for professionalism and integrity. It is the duty of all Employees to follow both the specific requirements and the spirt of the Code.

5 All certifications, reports and requests referenced in this Code (as well as related approvals or denials) which are required to be submitted through ComplySci, may be submitted via email if ComplySci is unavailable or an employee is unable to access the system and the request is of a time-sensitive nature.

Updated: March 2022

While compliance with the provisions of the Code is anticipated, Employees should be aware that in response to any violations, the Firm shall take whatever action is deemed necessary under the circumstances including, but without limitation, the imposition of appropriate sanctions. These sanctions may include, among others, the reversal of trades, reallocation of trades to client accounts, disgorging profits or, in more serious cases, employee suspension or termination (see the Disciplinary Policy for more details).

C.       Reporting Violations

Employees must promptly report any violations of the Code to Mariner’s CCO. All reports will be treated confidentially, to the extent permitted by law, and investigated promptly and appropriately. Mariner will not take any adverse action against an Employee who reports a violation of the Code in good faith and any retaliation constitutes a further violation of the Firm’s policies and procedures6.

D.       Exceptions to the Code

The CCO may, under limited circumstances, grant an exception from the requirements of the Code on a case-by-case basis, provide that:

•	The Employee seeking the exception provides the CCO with such information and back up as may be requested to make a proper determination, which may include a written statement (i) detailing the efforts made by to comply with the requirement from which the person seeks an exception and (ii) containing a representation that compliance with the requirement would impose undue hardship on the employee or family member (as defined below);
•	The CCO reasonably believes that the exception would not harm or defraud the Funds, violate the general principles state in the Code, or compromise the employee’s or the Firm’s fiduciary duty to the Funds; and
•	The Employee provides any supporting documentation that the CCO may request from him or her.

No exceptions may be made to the fundamental requirements contained in the Code that have been adopted to meet applicable rules under the Advisers Act (including Rule 204A-1 thereunder), the Investment Company Act of 1940 (including Rule 17j-1 thereunder), or any other statutory requirement.

6 If, for any reason, an employee does not feel comfortable reporting an issue to Mariner’s Compliance Group or any other member of senior management (e.g., under the belief that such management is aware of the issue and/or may condone it), the employee may report the matter, on an anonymous basis. Please see the Whistle Blower Policy for additional details and anti-retaliation standards.

Updated: March 2022

E.       Duties of Compliance Group

Administration of the duties and obligations imposed by the Code shall be primary the responsibility of Mariner’s Compliance Group under the direct supervision of the CCO. The duties include:

• Maintaining a current list of all Access Persons and Advisory Persons;

•	Furnishing to all Mariner Employees a copy of this Code and issuing, either personally, or with the assistance of Mariner’s General Counsel, interpretations of this Code;
•	Establishing and implementing procedures for appropriate management of the Code including assigning Compliance personnel to review all reports submitted pursuant to this Code;
•	Maintaining, or cause to be maintained, in an easily accessible place, for a period of not less than five (5) years: (i) a copy of every Code of Ethics for the Adviser; (ii) a record of any violation of this Code and any action taken as a result of such violation; (iii) a list of all persons who, within the last five (5) years have been required to make reports or to review reports pursuant to this Code; (iv) a copy of all reports filed pursuant to this Code; and (v) all written approvals to purchase private placements, if any.

1. Annual Code Report

At least annually, the Compliance Group will review the Code to verify that its requirements are being followed and that it is effectively serving its intended purpose. The results of this review will be set forth in a report that will specify any concerns and recommendations in the areas covered by the Code (the “Annual Code Report”).

2. Compliance Committee7

The Compliance Committee will meet at least on a semi-annual basis, and more frequently (e.g., on an ad hoc or sub-committee basis) as necessary, to review and discuss compliance related issues and concerns, specifically those concerning the Code. The Compliance Committee will review the Annual Code Report and shall take any appropriate action deemed necessary and appropriate.

II.       Key Terms8

7 Please refer to the Compliance Committee Oversight Policy for further information regarding the Compliance Committee, its responsibilities, and members.

8 Note that terms defined in the Code maintain their definitions across all other policies and procedures contained in the Mariner’s Compliance Manual unless specifically noted otherwise.

Updated: March 2022

1. “Access Person” means (i) any Employee of the Firm (e.g., as a Supervised Persons), (a) who has access to non-public information regarding any Client account’s purchase or sale of securities; or (b) regular and continuous access to non-public information regarding the portfolio holdings of any Client account or Reportable Fund (e.g., system access) or (c) who is involved in making securities recommendations to Clients (and as a result is also deemed to be “Advisory Persons” as defined below) or who has access to such recommendations that are nonpublic; or (ii) such other persons as the CCO shall designate. (See Exhibit B for a current list of Access Persons).

2. “Advisory Account” means any managed account maintained by Mariner on behalf of a Client.

3.       “Advisory Person” shall mean (i) any Employee of the Firm (or of any company in a control relationship to the Firm), who, in connection with his/her regular functions or duties: (1) makes any recommendation for the purchase or sale of a security (e.g., portfolio manager); (2) participates in the determination of which recommendation shall be made (e.g., analyst); (3) effects a securities transaction (e.g., trader); or (4) has knowledge concerning which securities are being recommended to be purchased or sold (e.g. certain back office personnel and others who regularly have access to trade blotter information); or (ii) such other persons as the CCO shall designate. (See Exhibit B for a current list of Advisory Persons).

4. “Affiliate” shall mean any company, partnership or other entity that is controlled by or under common control with Mariner Investment Group, LLC.

5. “Allocation Policy” shall mean an agreed upon course of conduct that has been approved by the GC or CCO for the allocation of securities trades between accounts, including Client accounts and Personal Accounts.

6. “Beneficial Interest” means an interest whereby a person can, directly or indirectly, control the disposition of a security or derive a monetary, pecuniary or other right or benefit from the purchase, sale or ownership of a security (e.g., interest payment or dividends).

7. “Beneficial Ownership” of a security or account means ownership of securities or securities accounts by or for the benefit of a person or their Family Members. Beneficial Ownership specifically includes any security or account in which the employee or any Family Member holds a direct or indirect Beneficial Interest or retains voting power (or the ability to direct such a vote) or investment power (which includes the power to acquire or dispose or the ability to direct the acquisition or disposition of a security or securities accounts), directly or indirectly (e.g., by exercising a power of attorney or otherwise).

8. “Client” means any individual, group of individuals, partnership, trust, company or other entity for whom Mariner acts as investment adviser (or sub-adviser).

Updated: March 2022

9. “Covered Associates” means any Employees who are specifically subject to the regulatory restrictions governing Contributions under the Pay-to-Play Rule. Covered Associates include: (i) any partner, managing member or “executive officer,” or an individual with a similar status or function; (ii) any employee who Solicits a government entity for the Firm (and any person who directly or indirectly supervises such employee); and (iii) any Political Action Committee (“PAC”) controlled by the Firm or a Covered Associate. For purposes of the Code and specifically in reference to political contribution, Covered Associates shall include any person(s) designated as such by Mariner’s General Counsel or Chief Compliance Officer. This shall include any Employee who is Managing Director level or above or who serves in a marketing (e.g., MGCM Registered Representatives), or sales support capacity as further described in the Pay-to-Play section of this Code.

10. “Contribution” means any gift, subscription, loan, advance or deposit of money or anything of value (i) made for the purpose of influencing any election for federal, state or local office, (ii) payment of debt incurred in connection with any such election, or (iii) transition or inaugural expenses of a successful candidate for state or local office.

11. “Exempt Security” is any Security that does not require pre-clearance as described in Section VI.B.3 of this Policy. Please note, however, that although certain interests in unit investment trusts (e.g., QQQs, SPDRS and Diamonds) do not require pre-clearance before an Employee can effectuate a Personal Securities Trade, such security interests may be reportable on a quarterly and annual basis.

12. “Family Member” means the spouse, child, parent, sibling or other relative (whether related by blood, marriage or otherwise) of an Employee, who either resides with, or is financially dependent upon the employee, or whose investments are controlled by that person. The term also includes any unrelated individual whose investments are controlled and whose financial support is materially contributed to by the Employee, such as a domestic partner or spousal equivalent and any person considered a “significant other”.

13. “Government Entity” means (i) any state or political subdivision of a state (e.g., city or municipality), including an agency or authority, (ii) a pool of assets sponsored or established by such entity, including but not limited to a “defined benefit plan” or general fund, (iii) a plan or program of such entity, and (iv) officers, agents or employees of such entity acting in their official capacity.

14. “Official” means any person (including such person’s election committee) who was, at the time of the Contribution, an incumbent, candidate, or successful candidate for elective office of a Government Entity. In some circumstances, a Contribution to a local political party or a political action committee may be deemed to be a Contribution to an individual Official or Officials. Note, this definition applies to any incumbent Official who is a candidate for an elective office of the federal government, and vice versa.

Updated: March 2022

15. “Payment” means any gift, subscription, loan, advance, or deposit of money or anything of value including one’s voluntary services.

16. “Personal Account” means: (1) the personal securities account of an Employee or the account of any Family Member as defined herein; (2) the account for which any Employee serves as custodian, trustee or otherwise acts in a fiduciary capacity or with respect to which any such person either has authority to make investment decisions or from time to time gives investment recommendations; and (3) the account of any person, partnership, joint venture, trust or other entity in which an employee or his/her Family Member has a Beneficial Ownership or other Beneficial Interest.

17. “Personal Securities Trade” means a trade in a Security in which an Employee or a Family Member has a Beneficial Ownership or other Beneficial Interest.

18. “Reportable Fund” means any fund (i) for which the Firm serves as an investment adviser or (ii) whose investment adviser or principal underwriter controls the investment adviser, is controlled by the investment adviser, or is under common control with the investment adviser.

19. “Reportable Security” means every Security in which an Employee or a Family Member has a Beneficial Ownership or other Beneficial Interest except that a Reportable Security shall not include certain types of Exempt Securities as defined above and further described in Section VI.B.3 below.

20. “Restricted Persons” means an individual who, based on their position and/or activities, is not currently designated as a Covered Associate, but nonetheless will be treated as a Covered Associate under certain Firm policies. The designation of Restricted Person recognizes the possibility that Firm may wish to move such persons into a Covered Associate role or otherwise use them in a particular Solicitation effort. Restricted Persons will be designated internally by Mariner’s Compliance Group and notified of such designation.

21. “Security” shall mean any note, stock, treasury stock, bond,

virtual/cryptocurrency, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, reorganization certificate or subscription, transferable share, investment contract, voting trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call straddle, option or privilege entered into on a national securities exchange relating to foreign currency, or in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

Updated: March 2022

22. “Solicit” or “Soliciting” or “Solicitation” means (i) with respect to the Firm’s investment advisory or other services (e.g., services of its affiliate Back Office Services Group LLC), to communicate, directly or indirectly, for the purpose of obtaining or retaining a client for, or referring a client to, the Firm (or its affiliates or otherwise associated entities); and (ii) with respect to a Contribution or Payment, to communicate, directly or indirectly, for the purpose of obtaining or arranging a Contribution or Payment.

23. A security is “being considered for purchase or sale” when a recommendation to purchase or sell a security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

III.       Confidentiality

In the course of working for the Firm, Employees may have access to confidential information regarding the Firm and its Clients including the Funds (and their respective investors), affiliates, service providers, partners, and perhaps even fellow employees. Each Employee is responsible for safeguarding confidential information obtained during employment, including information with respect to existing and potential investors, as well as analyses and other proprietary data or information of the Firm (e.g., the Firm’s investment positions, the amount of assets under management, and performance information). You may not reveal or divulge any such information unless it is necessary for you to do so in the performance of your duties. Access to confidential information should be on a “need-to-know” basis and must be authorized by your supervisor.

Employees should take care not to discuss the Firm’s business with or in the presence of persons who are not authorized to receive such information and/or do not “need to know.” Employees should avoid such discussions in hallways, elevators, trains, subways, airplanes, restaurants, and other public places. Use of speakerphones should be avoided in circumstances where confidential information may be overheard by unauthorized persons. Confidential documents and files should be stored in secure locations. Confidential databases and other confidential information stored electronically should be maintained in computer files that are password protected or otherwise secured against access by unauthorized persons. In addition, Employees are expected to properly and carefully dispose of confidential information that may exist in hardcopy format. This information may appear in printed reports, hand-written notes and other hardcopy. Proper disposal would consist of physically destroying hardcopy – by shredding documents or through other similar methods – to a point from which confidential information cannot be recovered.

Employees are strictly prohibited from using confidential or proprietary Firm information, regardless of materiality, for personal gain. If Firm information is non-public, it must be treated as inside information. Employees who improperly use or disclose confidential or proprietary information will be subject to disciplinary action, up to and including termination of employment and the Firm may take legal action to enforce this policy.

Updated: March 2022

Notwithstanding the above, nothing contained in this Section prohibits or shall be construed as an express or implied limitation on any employee's right to notify any regulatory authority of a perceived violation of any law or regulation, consistent with applicable laws.

IV.       Gifts and Entertainment Policy

It is Mariner’s policy to procure goods and services and sell its services on an impartial and objective basis, free from outside influence. Mariner’s business transactions should be free from the perception that favorable treatment was sought, received or given as a result of furnishing or receiving gifts, favors, services, hospitality, entertainment or any similar gratuity (collectively referred to as a “Gift/Entertainment”). Accordingly, subject to the exceptions and limitations noted below, Mariner employees are permitted to give a Gift/Entertainment to, or receive such from, any individual, enterprise or organization which conducts or seeks to conduct business with Mariner, or which competes with Mariner, but only if all of the following are met:

1.	To do so would be consistent with accepted good business practices;

2.	The Gift/Entertainment could not be construed as a bribe, would not corrupt the judgement of the recipient, and does not obligate the recipient in any way[9];

3.	Public disclosure of the Gift/Entertainment would not embarrass Mariner;

4.	The Gift/Entertainment does not create a conflict of interest or the appearance of a conflict of interest;

5.	The Gift/Entertainment is not from a person associated with an ERISA Client account (as further explained in Section IV. E below); and

6.	The Gift/Entertainment is not in the form of cash or its equivalent (such as gift cards)[10].

As a general statement, Employees should not solicit gifts or contributions from vendors that will not directly benefit Mariner. Employees who negotiate contracts for goods and services have an obligation to obtain the best possible contracts on behalf of the Firm. Occasionally, a vendor, as an inducement, offers goods and services not directly related to those required by Mariner. If possible, the contract should be renegotiated to fold in and take advantage of the inducement. In any event, these unrelated goods and services are the property of Mariner and should not be used to personally benefit individual employees.

Employees occasionally may ask outside vendors and firms to donate funds or buy tables or tickets at fund-raising events for charitable organizations. Employees should not imply or suggest that current or future business depends in any way on such a donation. Mariner as a firm

9 Please refer to the Anti-Corruption Policy for more information regarding the anti-bribery policies and controls the Firm has implemented.

10 Any exception for cash or cash equivalents to meet cultural norms in a particular country must be approved in writing in advance by the CCO or GC.

Updated: March 2022

must in all circumstances avoid making charitable contributions that might be disguised vehicles for obtaining bribes or other corrupt payments.

A.       Gifts and Entertainment Defined

As an initial matter, there is a distinction between “gifts” and “entertainment”. Gifts are items (or services) of value that a third-party provides to you (or you to them) where there is no business communication involved in the enjoyment of the gift. Examples of gifts include: flowers sent for a special occasion, fruits and candies sent around the holidays, tickets to a ball game for you and your child. Entertainment, on the other hand, contemplates that the giver of the item of value participates with the recipient in the enjoyment of the item. Entertainment is only appropriate when used to foster and promote business relationships with the Firm. Entertainment that does not further the Firm’s interest is not appropriate. The venue at which any entertainment takes place should be suitable for business discussions.

In order to determine whether an item given or received is a gift or entertainment, it is necessary to evaluate the participation of the individual who offered the item of value. Thus, a particular item could be either a gift or entertainment depending upon the facts and circumstances. Using an example described above, tickets to a ball game that were given to you would be considered a gift, if the use of those tickets was limited to you and your child. However, if you went to the game with the person who gave you the tickets, this would be classified as entertainment. Supervisors are expected to monitor all gift and entertainment activity.

B.       Gifts

All gifts that are given to or received from a third-party that does, or wishes to do, business with Mariner, its Affiliates or its Clients, with a value less than $50 do NOT require compliance reporting. Gifts valued at $50 or more a require acknowledgment and approval from an Employee’s supervisor in addition to Compliance reporting11. Finally, Gifts with a value of $500 or more require both an acknowledgment and approval from an Employee’s supervisor and pre-approval from Compliance whenever practicable.12 As a general statement, all supervisor sign-off, and Compliance pre-approval should formally occur via ComplySci.

11 Please note that Employee supervisor approval of gifts and entertainment must officially occur via ComplySci (i.e., a single and convenient method of Code administration), in doing so the Employee is fulfilling the Compliance reporting requirement. In addition, instances in which the Employee is providing the gift or entertainment, the supervisor review and sign off must always occur in advance. Further, in instances in which the employee is the receiver, those items must be promptly submitted to ComplySci for supervisor review (albeit after the fact). Finally, to the extent that an employee has received notice of the gift or entertainment, all reasonable efforts should be made to secure such prior approval.

12 Please note that Employee supervisor and Compliance approval for gifts given to third parties valued at $500 or more must always occur in advance (i.e., in those situations we as the provider control the timing of any such activity). To the extent that an employee is presented with a gift without advance notice and it is still practicable to obtain supervisor and compliance approval prior to accepting that gift (e.g., via telephone or email even), all reasonable efforts should be made to secure such prior approval.

Updated: March 2022

Commemorative gifts relating to business transactions, e.g., Lucite tombstones, are exempt from this requirement. Should an Employee be unable to determine a gift’s value or is unable to seek approval before accepting the gift, the employee may be asked to return the gift (especially gifts in excess of $100).

C.	Entertainment & Meals 1. Entertainment

Subject to the exemption for certain meals noted below in section C-2, all forms of entertainment given to or received from a third-party that does business with Mariner, its Affiliates or its Clients, must be reviewed by the Employee’s supervisor (“Signed-off on”) and reported to Compliance13. Entertainment with a value of $500 or more (given to or received from any third-party that does or seeks to do business with Mariner, its Affiliates or its Clients) requires pre-approval from the Employee’s Supervisor (i.e., “Signed off on), and Compliance whenever practicable. 14. Please note that Employee reporting, supervisor sign-off, and Compliance pre-approval must formally occur via ComplySci.

2. Meals

As a general statement and subject to the limitations noted in Sections D and F below, all meals valued greater than $100 per person must be “reported” to Compliance via ComplySci,15 while meals valued at $100 per person or less do not require compliance reporting. Meals valued at greater than $100 per person but less than $500 per person, require Employee supervisor review and “sign-off” via ComplySci. Meals valued at $500 or more per person must be pre-approved by the Employee’s Supervisor and Compliance whenever practicable. Please note as a general statement, Employee required approvals must formally occur via ComplySci. Please also note that exempted from the above approval and reporting requirements, are all meals received by an Employee during the course of his/her attendance at a "road-show" sponsored by an investment bank/issuer.

13 Please note that Employee supervisor approval of gifts and entertainment must officially occur via ComplySci (i.e., a single and convenient method of Code administration), in doing so the Employee is fulfilling the Compliance reporting requirement. In addition, instances in which the Employee is providing the gift or entertainment, the supervisor review and sign off must always occur in advance. Further, in instances in which the employee is the receiver, those items must be promptly submitted to ComplySci for supervisor review (albeit after the fact). Finally, to the extent that an employee has received prior notice of the receipt gift or entertainment, all reasonable efforts should be made to secure such approval.

14 Examples of the types of entertainment that should normally afford an employee the opportunity to seek and obtain advanced supervisory approval would include a golf outing, a sporting event or an invitation to a company sponsored holiday party. For Entertainment that cannot be pre-approved, approval should be sought as soon as possible after the event (i.e., the next business day).

15 Please note that Employee supervisor approval of gifts and entertainment must officially occur via ComplySci (i.e., a single and convenient method of Code administration), in doing so the Employee is fulfilling the Compliance reporting requirement.

Updated: March 2022

D.       Registered Representatives

Mariner employees who are also Registered Representatives of Mariner Group Capital Markets, LLC (e.g., hold a Series 7 or 24 license), are prohibited from giving or receiving "anything of value" from any other person when the gratuity is in relation to the registered person's business activities. Excepted from this prohibition are gifts of up to $100.00 per year (in the aggregate per person or entity) and certain occasional entertainment such as a meals, tickets to a sporting event, theater or comparable types of entertainment. Accordingly, every Mariner Employee who is also a Registered Representative, must obtain pre-approval from Mariner’s Compliance Group via ComplySci before giving or receiving any gift from a third-party that does business with, or seeks to do business with, Mariner, its Affiliates or its Clients.

E.       ERISA Clients Accounts – Anything of Value Received

In order to assist Mariner in its efforts to comply with ERISA reporting requirements governing employee receipts of any item of value from that type of Client account (“ERISA Clients”) (i.e., any form of Gift or Entertainment that meets the applicable aggregate reporting threshold), Mariner has necessarily implemented a compliance control measure that requires Compliance Group pre-clearance before an employee receives anything of value from a person associated with an ERISA Client. Accordingly, please contact Compliance prior to receiving anything of value from a person associated with an ERISA Client account or with any questions in this specific area.

F.       Public Fund Restrictions

There are significant restrictions on Gifts/Entertainment that may be given to or accepted by federal, state and local government officials. Because local laws vary on a state by state and municipality by municipality basis, and frequently change, every employee who seeks to provide a public fund official (or their representative) with anything of value including a gift or entertainment (regardless of type or value), must pre-clear that item through Compliance and complete a report in ComplySci.

Please note that an Employee’s failure to pre-clear the giving of anything of value to a public fund official (as defined by applicable state and federal law) can result in severe repercussions and liability for the Firm and the employee that commits such an infraction.

G.       Summary Chart

The following chart summarizes the Firm’s general reporting and pre-approval thresholds in connection with gifts and entertainment for all employees other than Registered Representatives, subject to any additional prohibitions and exceptions described in this policy (i.e., ERISA Clients and Public Fund Officials).

Updated: March 2022

	Less Than $50	$50 and above but less than $500	$500 and above
Gift	No Reporting	Supervisor review and “sign-off” with Compliance “reporting” [11] via ComplySci	Supervisor review and pre-approval and
Compliance pre- approval via ComplySci
Entertainment (excluding meals)	Supervisor review and “sign-off” with Compliance “reporting” [11] via ComplySci)	Supervisor review and “sign-off” 11 with Compliance “reporting” via ComplySci	Supervisor review and pre-approval and
Compliance pre- approval via ComplySci
	$100 or Less	$100 and above but less than $500	$500 and above
Meals* (cost per person)	No Reporting	Supervisor review and “sign-off” with Compliance “reporting” [11] via ComplySci	Supervisor review and pre-approval and
Compliance pre- approval via ComplySci

*Excludes all meals during a road show sponsored by an investment bank/issuer.

11 Please note that Employee supervisor approval of gifts and entertainment must officially occur via ComplySci (i.e., a single and convenient method of Code administration), in doing so the Employee is fulfilling the Compliance reporting requirement.

H.       Monitoring and Certifications

Compliance reviews all reported Gifts/Entertainment and monitors for patterns, suspicious activity, and compliance with established thresholds. Semi-annually, the Compliance Committee reviews reports on gifts and entertainment given and received for the period. Any issues or concerns would be addressed, and appropriate actions taken at that time. The Accounting Department also maintains a strict protocol for the reimbursement of Gifts/Entertainment and requires supporting documentation before any payments are made.

All Employees are provided training on gifts and entertainment at the time of hire and biannually thereafter. On a quarterly basis, every Employee is required to certify compliance with the Gifts and Entertainment Policy by completing a Gifts and Entertainment Certification in ComplySci.

Compliance will take steps to monitor the giving or receiving of Gifts/Entertainment across the Firm in an effort to ensure that such activity stays within acceptable parameters.

V.       Political Contributions and the Pay-to-Play Rule

The general intent of the Pay-to-Play Rule is to remove the connection between political contributions to public officials (e.g., state and local officials) who may have influence over the

Updated: March 2022

awarding of government and public pension investment advisory business (i.e., so called "pay-to-play" practices). This objective is accomplished by:

•	Prohibiting investment advisers from being compensated for investment advisory services provided to a state or local government entity for two (2) years if Covered Associates of the Firm make political contributions to certain officials of that government entity;
•	Prohibiting Solicitation or coordination of political contributions to such officials or certain state or local party committees;
•	Only allowing Employees of the investment adviser (or its affiliates) and certain regulated entities (e.g., a FINRA registered broker-dealer) such as Mariner Group Capital Markets LLC (“MGCM”), to Solicit investment advisory business from government entities; and
•	Requiring investment advisers to maintain books and records relating to state and local government entity clients, political contributions, use of placement agents, and information relating Covered Associates.

A.       Summary of the Pay-to-Play Rule

The Pay-to-Play Rule places restrictions on the political activity of certain Mariner Employees (i.e., Covered Associates) and severely limits permissible political contributions by those individuals.16 The cornerstone of the Pay-to-Play Rule is a two-year “time-out” or bar from providing compensated advisory services following contributions to certain government Officials. Specifically, the rule prohibits investment advisers from receiving compensation for providing investment advice to a Government Entity within two (2) years after a Contribution has been made by the adviser or one of its Covered Associates.

Note that for purposes of the Pay-to-Play Rule, covered Officials include incumbents, candidates or successful candidates for office if the office is directly or indirectly responsible for, or “can influence the outcome” of, the hiring of an adviser, or has the authority to appoint such a person. It is important to also note that firms must look to state law to determine which state and local officials are “vested” with the legal authority to influence the hiring of an adviser. State law analyses can be very complicated and can lead to unexpected results. For example, while Contributions to members of state legislatures usually would not implicate the Pay-to-Play Rule, in some states, members of the legislature may in fact play a role in appointing pension board members or may serve on a pension board themselves. In addition, even candidates for federal office are covered, if they currently hold a state or local office that has hiring authority over investment advisers.

The Pay-to-Play Rule includes exceptions to the two-year time-out for certain de minimis contributions. First, there is an exception for contributions of $350 or less per election, per Covered Associate for any election in which that Covered Associate is entitled to

16 The Pay-to-Play Rule specifically applies to all investment advisers that are registered or are required to be registered with the SEC.

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vote. Second, the Pay-to-Play Rule permits contributions of $150 or less per election, per Covered Associate for any election in which the Covered Associate is not entitled to vote.

The Pay-to-Play Rule also bars advisers and Covered Associates from “bundling” contributions and from doing indirectly what it may not do directly. Bundling would include Soliciting or collecting contributions for covered Officials. It is never permitted for Mariner or its Employees, consultants or affiliates to make, direct or solicit any other person (e.g., a Family Member) to make any political contribution or provide anything else of value for the purpose of influencing or inducing the obtaining or retaining of investment advisory services or other business.

It is very important to keep in mind that the Pay-to-Play Rule exists side-by-side with numerous state and local pay-to-play rules (the SEC did not seek to preempt existing state and local rules). Specifically, some states have de minimis exceptions that are lower than those specified in Rule 206(4)-5, and some have no de minimis exceptions at all. Accordingly, we cannot assume that the SEC’s de minimis limits will be applicable in any particular state or locality and therefore Mariner’s Pay-to-Play Policy necessarily prohibits ANY political contribution (or giving of gift or entertainment of any value) to an Official without prior pre-clearance.

B.       Pay-to-Play Policy

To ensure compliance with the Pay-to-Play Rule as well as any other applicable federal, state and local restrictions, the Firm has adopted the following specific policies:

1. Neither Mariner, the Covered Associates, nor any other employees shall make any Contribution (including, without limitation, any gift or entertainment regardless of value) to an Official of a Government Entity (e.g., federal official running for a state or local office or any incumbent of or candidate for state or local office), unless that item is pre-cleared by Mariner’s Compliance Group; and

2. Mariner, its Covered Associates, and all other employees are prohibited from, unless pre-cleared by a member of Mariner’s Compliance Group

•	Contributing to, maintaining or forming a political action committee or contributing to a state or local political party;
•	Providing or agreeing to provide, directly or indirectly, payment of anything of value to any person or entity (such as a third-party placement agent) to Solicit a Government Entity to hire or retain Mariner or any of its affiliates;
•	Coordinating, or Soliciting any person or PAC to make (i) a political contribution to an Official of a Government Entity or (ii) a payment to a political party of a state or locality; or
•	Doing anything indirectly which, if done directly, would be prohibited hereunder.

Updated: March 2022

The list above is not exhaustive, but merely illustrates the types of activities that could result in non-compliance if not pre-cleared by a member of the Compliance Group.

3. Covered Associates

Members of Mariner’s Compliance Group are primarily responsible for identifying actual or potential Covered Associates. Once identified, a representative of Mariner’s Compliance Group will notify individual employees of their status, execute the appropriate look-back procedure, and update respective Covered Associates lists as necessary.

Employees may not Solicit investment advisory or other services offered by Mariner (or its affiliates), or be promoted, transferred, or otherwise occupy any of the positions listed in the definition of Covered Associate, unless they have been pre-approved by Mariner’s Compliance Group.

It is important to note that Contributions made within two (2) years of becoming a Covered Associate may trigger a ban on receiving compensation for Firm services. Legal and Compliance must vet an individual's prior Contributions before allowing him or her to become a Covered Associate. The following are examples of the types of employees who could be subject to the look-back procedure:

(a)	Prospective new employees;
(b)	Internal transfer or promotion of employees to Covered Associate positions; and
(c)	Solicitors (i.e., any employee who Solicits investment advisory or other services on behalf of Mariner or its affiliates from a Government Entity).

4. New Hires and Transfers

As noted above, the Pay-to-Play Rule contains a look-back provision for new hires and transferees who become Covered Associates, their prior Contributions could subject the Firm to a two year “timeout”. Mariner will therefore ask all candidates for hire or transfer to declare any Contributions in writing, using the New Hire/Transfer Political Contribution Disclosure Form included as Exhibit A of the Code. Such completed form will be submitted to Mariner’s Compliance Group (e.g., Mariner’s CCO), who will confer with Mariner’s head of marketing and/or other senior management, as appropriate. Mariner’s General Counsel or Chief Compliance Officer, or their designee, must sign-off on the hire or transfer prior to the Firm extending any formal offer for hire or transfer to the candidate.17

17 Alternatively, for new employees, any offer letter must clearly note that any offer for employment is conditional and subject to relevant background checks including a verification (or prospective employee representation) that no problematic (e.g., a prohibited or disqualifying) campaign contribution has been made to an Official in a jurisdiction Mariner or its affiliates does business in or seeks to do business.

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C.       Pay-to-Play Procedures

1. Required Pre-Clearance: Pre-Approval of Personal Contributions, Coordination and Solicitation of Contributions, and Fundraising

(a) Contributions: As noted above, all Employees are required to obtain approval from Mariner’s Compliance Group prior to making any political contribution of any value (e.g., time, money, resources etc.). Employees may obtain such approval by completing a Political Contribution Request in ComplySci. A member of Mariner’s Compliance Group will review and evaluate each contribution request to determine whether the contribution is permissible based upon the requirements of the Pay-to-Play Rule. Employees (and in certain instances their immediate supervisor(s)) will be notified, through ComplySci, of the Compliance Group’s final determination.

(b) Coordinating or Soliciting Contributions, and Fundraising: All Employees must obtain approval from Mariner’s Compliance Group prior to coordinating or Soliciting contributions or engaging in any other fundraising activity. Employees must complete a Political Contribution Request in ComplySci in order to request approval for such activities. Please note that coordinating or Soliciting Contributions, or fundraising, may even include, for example, merely having one's name appear in the letterhead or any other portion of a fundraising letter. Employees will be notified, through ComplySci, of the Compliance Group’s final determination.

2. Prohibition Against Establishing or Controlling a Political Action Committee

Employees are prohibited from establishing, controlling or being involved with a PAC other than an approved Mariner federal PAC (if any), or any other entity that makes political Contributions.

3. De Minimis Exception: Permissible or Potentially Permissible Contributions with Pre-Approval

Although all political Contributions described above have to be pre-approved, the Contributions described below are examples of de minimis Contributions which may be approved pursuant to the pre-approval process. Contributions to any state candidate, local candidate or official, if:

(a) The Employee is entitled to vote for such candidate and the Contributions do not exceed $350 per election; or

(b) The Employee is not entitled to vote for the candidate and the Contributions do not exceed $150 per election.

4. Indirect Contributions

Employees are prohibited from performing any act which would result in a violation of the Pay-to-Play Rule, whether directly or indirectly, or through or by any other person or means. This means that they may not use other persons or entities,

Updated: March 2022

including Mariner Affiliates, placement agents, or their PACs, as "conduits" to circumvent the Pay-to-Play Rule. Contributions made by others (for example, spouses, family members, placement agents, consultants, attorneys, businesses) at the direction or suggestion of an employee, are considered to be made by that employee for purposes of this Policy. Because of the potential impact on the Firm's business, this Policy prohibits Employees from indirectly circumventing this Policy or the Pay-to-Play Rule in such manner or any other manner.

5. Contributions by the Firm and Volunteering for a Campaign

All Contributions by the Firm, including but not limited to in-kind Contributions, must be pre-cleared. Employees who wish to provide their services on a voluntary basis to political campaigns, party committees, or PACs must complete a Contribution Request Form through ComplySci for review by Mariner’s Compliance Group. Employees must also keep the following in mind:

(a) To the extent the Employee incurs expenses from personal resources (e.g., hosting a reception) or utilizes Firm resources (such as facilities, office space, funds, or personnel) in connection with such volunteer services, it could be considered an in-kind Contribution either by the individual or the Firm, requiring pre-approval or subject to a ban as described above.

(b) Employees who solicit or coordinate Contributions (such as serving on a candidate’s campaign finance committee) must obtain pre-approval.

(c) No Employee may undertake any political activity (i) using the Firm's name, (ii) during working hours, (iii) on Firm premises and/or (iv) with the use of any Firm equipment, property, funds or personnel without obtaining pre-approval.

6. Firm PAC Administration

Mariner and its employees may not be involved in the participation, governance or operation of a federal or state PAC (e.g., administration) without the prior approval of Mariner’s GC and CCO.

7. Solicitation of Government Entities to Provide Investment Advisory Services

The only Employees who are allowed to solicit the investment advisory services offered by the Firm are those Employees who have been pre-approved by Mariner’s Compliance Group (and have been identified as Covered Associates for necessary monitoring purposes). No Firm employee may directly or indirectly use a third-party or an affiliate (i.e., anyone who is not an employee of Firm) to Solicit Firm services without pre-approval from Mariner’s Compliance Group. Among other things, the Legal/Compliance staff will ensure that the third-party or affiliate is a permissible placement agent under the Play-to-Pay Rule. Please see the Firm’s separate Solicitation Policy for more information regarding third-party solicitors.

Updated: March 2022

Employees responsible for approving or processing new client or investor relationships (e.g., hedge fund investments or managed accounts) must notify Mariner’s Compliance Group immediately of any new service relationship with a Government Entity of which they become aware.18 Moreover, to the extent any Employee works with an approved third-party or affiliate to market or otherwise place Firm investment advisory services, the Employee must make arrangements for that third-party or affiliate to provide such information on Government Entities.19 These designated Employees must also notify Mariner’s Compliance Group whenever they become aware that the Firm has ceased to provide services to a Government Entity

D.       Quarterly Certifications

At the end of each quarter, all Employees will be required to certify compliance with this Pay-to-Play Policy by completing the Political Contributions Certification in ComplySci. As part of that process, employees must either (1) acknowledge that no Contributions were made, or (2) disclose all Contributions made during the quarter, including Contributions for which the employee received pre-clearance. In order to protect the privacy of Firm Employees, the records shall be treated as confidential and may only be reviewed by person(s) with a need-to-know basis or for purposes of making necessary disclosures to the SEC, if required.

E.       Training

Covered Associates and Restricted Persons receive periodic training at least once every two years. Newly designated Covered Associates and Restricted Persons must receive training promptly after such designation. Mariner’s Compliance Group is responsible for all aspects of the training program and must record the date training was provided and must maintain copies of training materials.

F.       Recordkeeping

The Pay-to-Play Rule also subjects registered advisers to a variety of recordkeeping requirements. Advisers must maintain a list of their Covered Associates, track contributions by Covered Associates, and keep various other records to permit auditing by the SEC. Mariner maintains a list of all Contributions through ComplySci and preserves the information in accordance with the Records Maintenance and Retention Policy. Mariner’s Compliance Group will maintain the following records in accordance with the Firm’s recordkeeping procedures:

18 Mariner’s Investor Relations Department will have primary responsibility for notifications related to hedge fund investments and a member of Mariner’s Legal team (e.g., the General Counsel or his designee) will provide notification concerning direct advisory services (e.g., new separate account agreements with a Government Entity). 19 MCGM’s president and, if applicable, Mariner’s Marketing Team, in conjunction with Mariner Legal (Mariner’s GC or his designee who helps to negotiate the placement agent or other marketing related agreements), shall be primarily responsible for ensuring that unaffiliated placement agents commit to and provide information concerning Government Entities as well.

Updated: March 2022

1. The names, titles, business and residence addresses of all Covered Associates;

2. A list of all Government Entities to which the Firm provides or has provided services in the past five years;

3. A record of all direct and indirect Contributions or Payments by the Firm or any Covered Associate to (i) an Official of a Government Entity, (ii) a political party of a state or political subdivision, or (iii) a PAC, including the contributor’s name and title, the recipient’s name and title (including any city/county/state or other political subdivision), the amount and date of the Contribution or Payment, and whether the Contribution was the subject of the exception for certain returned Contributions; and

4. The names and business addresses of all persons or entities the Firm engages to Solicit a Government Entity.

VI.       Personal Investment Transactions and Reporting

As previously stated, all Employees owe an undivided duty of loyalty to Mariner’s Clients. Notwithstanding that standard of care, the Firm also recognizes the need to permit its Employees reasonable freedom with respect to their personal investment activities. It is important to accommodate these activities in an appropriate manner which (a) acknowledges the possibility of conflict between these interests and (b) sets forth standards to assure that the primary duty of loyalty to its Clients is fulfilled.

A.       Reporting of Securities Holdings and Transactions

Pursuant to applicable federal securities laws and regulations (e.g., SEC Rule 204A-1 of the Investment Advisers Act of 1940 or the “Advisers Act”), Mariner is required to keep records of transactions in securities in which its Employees have a direct or indirect Beneficial Ownership or other Beneficial Interest. The following reporting requirements have been adopted by the Firm to enable Mariner to satisfy these legal and regulatory requirements.

1. Initial Accounts and Holdings Report

At the time of hire, but in no case later than ten (10) days from the date of commencement of employment with the Firm20, every new Employee shall complete an Accounts & Holdings Only certification in ComplySci disclosing all Reportable Securities and Personal Accounts in which that Employee has a direct or indirect Beneficial Ownership or other Beneficial Interest. Employees must also provide the most recent monthly or quarterly statements for all such Personal Accounts. All such Personal Account information must be current as of a date no more than 45 days prior to the date that person becomes an “Access Person” or “Advisory Person”.

Employees are required to maintain all “Personal Accounts” (as defined in the Code) which can hold Reportable Securities (as defined in the Code), at a broker-dealer

20 This is applicable in the situation where an existing Employee becomes an Access Person or Advisory Person.

Updated: March 2022

which has been pre-approved by Compliance (“Designated Broker-Dealers”), unless written permission has been given by Compliance for any exception. For purposes of this policy, Designated Broker-Dealers are those third-party counterparties or custodians that can provide electronic data feeds to Compliance via ComplySci21. To the extent that an Employee (e.g., new employee) has an existing account which is held at a Non-Designated Broker-Dealer, the Employee will have 60 days from the date the Employee is subject to this Code of Ethics (e.g., from the commencement date of employment), to either close such ineligible accounts or move them to a Designated Broker-Dealer. Again, any exceptions to this requirement must be approved by Compliance. If a Personal Securities Account is approved to be held at a non-Designated Broker-Dealer, the Employee must instruct that third party to send duplicate statements and confirmations to Compliance for manual review and record keeping (or alternatively if that option is not practicable for any reason, it shall be the Employee’s obligation to forward copies of the account statements and confirmations to Compliance timely for this regulatory required purpose or to upload the account statements into ComplySci.). Compliance will notify Employees of the need to close or move existing accounts upon review of each Employee’s initial Personal Securities Account reporting.

2. On an ongoing basis, each Employee MUST keep this list of Personal Accounts current and notify the Compliance Group (via ComplySci) no later than 10 days after a new brokerage or other Reportable Securities related Personal Account is opened (i.e., any account in which the Employee or a Family Member has a Beneficial Ownership or other Beneficial Interest or could be used to effect a Personal Securities Trade as each term is defined in the Code). Personal Account closings should also be reported to Compliance upon closure but can be done on a quarterly basis if notice is not provided at the time of closure. Quarterly Transactions Report – Access and Advisory Persons Only

On a quarterly basis, and no later than 30 days after each quarter’s end, every Advisory Person and Access Person shall complete an Accounts & Transactions Only certification through ComplySci. The certification will include any transactions in Reportable Securities that were received by the Firm through an electronic broker feed to ComplySci. As noted above (e.g., approved counterparty/custodial exceptions), for any transactions not reported through electronic broker feeds, it is each Employee’s responsibility to ensure that those transactions are included or received by the Compliance Group no less than 30 days after each quarter end (e.g., duplicate statements provided to the Compliance Group).

3. Annual Accounts and Holdings Report

At the end of each calendar year, but in no case later than 30 days following a yearend (i.e., January 30th), every Employee shall submit an Accounts, Holdings & Transactions certification through ComplySci disclosing all Reportable Security

21 A list of Designated Broker- Dealers is located in the Data Records/Document Repository section of the ComplySci portal.

Updated: March 2022

holdings and Personal Accounts as of year-end as well as any transactions in Reportable Securities for the most recent quarter-end22. This certification will include any transactions in Reportable Securities that were received by Mariner through the electronic broker feed to ComplySci. For those account that do not feed (e.g., approved counterparty/custodial exceptions), it is the Employee’s responsibility to ensure that the Compliance Group receives all of the required information (e.g., account statements and transaction information) in the time frame noted above (i.e., by January 30th).

As noted above, each Employee MUST keep this list of Personal Accounts current and notify the Compliance Group (via ComplySci) no later than 10 days after a new brokerage or other Reportable Securities related Personal Account is opened (i.e., any account in which the Employee has a Beneficial Interest or could be used to effect a Personal Securities Trade as each term is defined in the Code). Personal Account closings should also be reported to Compliance upon closure but can be done on a quarterly basis if notice is not provided at the time of closure.

4. Annual Acknowledgement

Annually, each Employee must submit a Personal Investment Policy Acknowledgment through ComplySci where the Employee certifies that (i) they have examined a copy of the Personal Investment Policy and understand the requirements contained therein, (ii) they have complied with and will continue to comply with the Policy; and (iii) they authorize Mariner to furnish the information contained in any report of securities transactions filed by the individual to such federal and state agencies as may be required by law or applicable rules and regulations, on the understanding that, except for such requirements, the information contained in such reports shall be treated as confidential and will not be disclosed to anyone outside of the Firm without the express consent of the individual submitting the report.23 All new Employees must also complete this acknowledgement once they are added to the ComplySci platform by a member of the Compliance Group.

5. Duplicate Monthly Statements and Confirmations

Each Employee is responsible for the submission of monthly (or at the very least quarterly), statements and confirmations for all Personal Securities Trades in Personal

Accounts to the Compliance Group. In light of the Firm’s requirement for an
Employee to maintain their Personal Investment Accounts with a Designated Broker-Dealer, the Compliance Group will receive all trade confirmations and holding data via the electronic feeds. For limited instances where an Employee has been approved by Compliance to hold a Personal Investment Account at a Non-Designated Broker Dealer, the Employee must ensure the Compliance Group receives duplicate account

22 The Personal Account information must be current as of a date no more than 45 days prior to the date the report was submitted.

23 Excepted from this disclosure prohibition shall be third party Code related service providers such as ComplySci who may need access to such data to perform relevant service and support to the firm.

Updated: March 2022

statements and confirmations for all Personal Securities Trades either through the mail or by the Employee uploading the account statements to ComplySci.

B.       Personal Trading: Prohibitions, Pre-Clearance, and Exemptions

As a general matter, no Employee deemed to be an Advisory Person or Access Person may purchase or sell a Reportable Security in which he or she has a direct or indirect Beneficial Interest without seeking and obtaining the proper pre-clearance from ComplySci or the Compliance Group directly.

Notwithstanding the above, there are some instances where Personal Securities Trades are permitted either with pre-approval (“Pre-clearance Securities”) or without pre-approval (“Exempt Securities”).

1. General Prohibition

All Advisory and Access Persons are prohibited from executing the following “Personal Securities Trades” (as that term is defined in Section II of the Code):

•	Restricted and Watch List Securities: Purchase or sale of Securities for any issuer included on the Firm’s Restricted or Watch Lists;
•	Initial Public Offerings: Purchase an IPO;
•	Options on Non-exempt Securities: Purchase or sale of an option on any Non-Exempt Security (defined below)[24];
•	Purchase or sale of a Security if the Access or Advisory Person (e.g., Portfolio Managers, Analyst, or Trader) who is part of a Mariner investment team and participates in the investment decision making or trade execution process), is aware of a pending or contemplated transaction in that same issuer for any Mariner advised Client Account*[25];
•	Transact in Securities that are “Eligible Investments” for Client Accounts that are advised by the Advisory Person or his/her internal investment team: As a general statement and further described below, Access and Advisory Persons will be prohibited from trading any non-exempt securities (e.g., stocks and bonds), for their personal investment account(s) (any account in which the Employee has a “Beneficial Interest” as defined in the Code), if that contemplated security is an eligible investment for any Client Account the investment professional (or the team they are part of) manages or otherwise participates in advising (an “Eligible Investment”). This prohibition would include any Access Persons or Advisory Person who supports an investment team or works in close proximity to any investment team. For purposes of this policy, an Eligible Investment shall include any non-exempt Security (such as a stock, corporate or

24 The Firm is particularly concerned about selling a call or other option that might result in a non-volitional trade (e.g., sale) without Compliance advanced pre-clearance.

25 Please note that as a general statement, this prohibition against trading securities or other instruments traded on behalf of a Client applies for both “exempt” and non-exempt securities. As an Employee of a Firm that has a fiduciary duty to its Clients, Employees must always put client interests ahead of their own and avoid the appearance of “front running” or “scalping” trades made on behalf of Clients. See note below and further explanation of exempt securities and policy prohibitions and exceptions.

Updated: March 2022

municipal bond), that could reasonably be expected to be invested in on behalf of a Mariner advised Client Account during the next (12) twelve-month period (and that would be consistent with the investment strategy(s) and mandates employed by that investment professional and/or his team;[26]
•	Purchase or sale of a Security if the Advisory or Access Person knows that the

Firm transacted in that same issuer during the previous ten (10) days.

*IMPORTANT POLICY REMINDER: Please note that this prohibition against trading securities or other instruments traded on behalf of a Client account applies for both “exempt” and non-exempt securities (as defined below). As an Access or Advisory Person that has a fiduciary duty to its Clients, those Employees must always put client interests ahead of their own and avoid even the appearance of “front running” or “scalping” trades made on behalf of Clients. In addition, as a general statement no Employee (e.g., a person who is an Access and/or Advisory Person), should knowingly trade any security or issuer specific instrument (e.g., company specific stock, bond or derivative thereof), that he/she knows is an “eligible investment” (e.g., a security or other specific investment opportunity that the Employee knows or has reason to know is being considered for investment, is regularly traded by the investment team that the Employee is part of or in certain cases knows that another internal investment teams that the Employee shares an informational barrier with, regularly trades such securities/instruments and therefore there is a reasonable and foreseeable likelihood of personal versus Client Account investment overlap).27

2. Pre-Clearance Securities

All Advisory and Access Persons, must seek approval from the Compliance Group prior to making a Personal Securities Trade, purchase or sale, directly or indirectly, in all Securities types except for Exempt Securities (defined below) in any Personal Account (all capitalized terms are defined in Section II of the Code).

The following is a non-exhaustive list of Securities that require pre-approval – this list reflects the most commonly traded types of securities:

•	Equity securities (including preferred bonds),
•	Fixed Income securities, such as corporate bonds (but excluding Exempt Securities such as Treasuries as further noted below);

26 On a case-by-case basis and when deemed practicable from a conflict mitigation and administration standpoint, exception to this general prohibition will be considered. An example might be when 1) certain sub-categories of non-exempt securities (e.g., stocks and bonds) can be clearly identified and “carved-out” as truly ineligible investments for the Client Accounts the Employee or the investment team they are part of advises (notwithstanding the basic eligibility of the asset type), and 2) system pre-clearance and monitoring tools can be updated or otherwise implemented to reasonably accommodate such an exceptions. (e.g., code ComplySci to easily differentiate and pre-clear such exceptions automatically and without onerous manual intervention or involvement),

27 Please note that thru ComplySci, the Firm is able to monitor Employee trading on a post-transaction basis to check for Employee personal trading that may occur before and after Mariner’s Client’s account trading, however, there are instances where Employee data feeds are not being automatically uploaded into that system and therefore the opportunity exists to not catch and prevent such policy exceptions in advance. In summary, our Employees owe a fiduciary duty to our clients at all times to put their interests first in almost all foreseeable circumstances and Employees should not trade securities and instruments that the Firm’s client accounts regularly trade and especially in cases where your investment team directs such trades.

Updated: March 2022

•	Futures on non-exempt securities;
•	Municipal securities;
•	Closed-ended mutual funds or investment companies,
•	Exchange traded notes (ETNs),
•	Certain non-diverse exchange traded funds (ETFs) (e.g., not “broad based”, do not satisfy the 20/20 Rule as further described below);
•	Initial Coin Offerings,
•	Simple Agreement for Future Tokens (“SAFT”)[28];
•	Security Token Offerings[29], and;
•	Interest in private investment vehicles (See Section C.4 below for more details).

3. Pre-Clearance Process & Timing

All Advisory and Access Persons must submit all Personal Securities Trade requests through ComplySci for all accounts in which the Employee has a direct or indirect “Beneficial Ownership” or “Beneficial Interest” in as defined herein (e.g., Personal Accounts of Employees or their “Family Members”)30. Employees are permitted to personally invest (subject to pre-clearance via ComplySci), throughout the calendar day.

*IMPORTANT NOTE – the approval of a Personal Securities Trade request is ONLY valid for that specific calendar day in which such approval was granted (unless otherwise revoked). More specifically, if any approved trades are not executed prior to midnight (US Eastern Standard Time) of the day an approval request was initially submitted and approved, the Employee must resubmit an approval request via ComplySci (and secure such new approval before trading).

Please note that Employees will typically receive an approval or denial of the Personal Securities Trade request automatically (i.e., directly from ComplySci). Should Compliance manually intervene (e.g., in order to review a specific Personal Securities Trade request), the Compliance Group will use its best efforts to quickly review and communicate a final decision (via ComplySci or email) before 12:00 p.m. on the day of any such requested.

4. Exempt Securities

Except as specifically noted below*, Access and Advisory Persons are NOT required

28 Simple Agreement for Future Tokens (“SAFTS”) are agreements that allow for the eventual transfer of tokens from cryptocurrency developers (i.e., companies) to investors.

29 Examples of Security Token Offerings are Blockstack PBS and Yes No Inc.

30 As noted in Section VI.A.I, Employees are required to maintain all Personal Accounts which can technically hold “Reportable Securities” (i.e., other than “Exempt Securities”) as defined at a Designated Broker-Dealer. If such Personal Account is not maintained at a Designated Broker-Dealer, the Employee will not be permitted to trade ANY securities through that custodial account (it must remain technically frozen) including Non-Exempt Securities. Any securities holdings in such accounts can only be sold (subject to pre-clearance if other than an Exempt Security). Accordingly, we STRONGLY urge employees to close any Personal Account that is not included on the list of Designated Broker-Dealers.

Updated: March 2022

to seek and obtain pre-approval from the Compliance Group for transactions in “Exempt Securities prior to making a purchase or sale, directly or indirectly, in the following “Exempt Securities” for all accounts in which the Employee has a direct or indirect Beneficial Ownership or Beneficial Interest in (e.g., Personal Accounts for the Employee or their Family Members)27:

•	Bankers acceptances, bank certificates of deposit or time deposits, commercial paper and other short term high quality debt instruments with one year or less to maturity;
•	Registered open-end mutual fund shares;
•	Treasury obligations (e.g., T-Bills, Notes and Bonds) or other securities issued by or guaranteed by the U.S. Government, its agencies or instrumentalities (GNMA etc.);[31]
•	Broad-Based Exchange Traded Funds (ETF) and Unit Investment Trusts (UIT): An ETF or UIT is deemed to be Broad Based, or sufficiently diverse, if the investment vehicle is (i) comprised of at least 20 separate issuers AND (ii) no single issuer represents more than 20% of the total holdings of the investment vehicle (the “20/20 Rule”);[32]; and
•	Commodities (e.g., as a Non- Security instrument).

*IMPORTANT NOTE FOR ACCESS AND ADVISORY PERSONS WHO ARE INVESTMENT PROFESSIONALS: As a general statement, all Employees (and particularly Access and Advisory Persons), should avoid knowingly trading in any Exempt Security in close proximity to any Mariner Client account trading activity (e.g., on the same calendar day as any Client Account that may trade that same Exempt Security). If an Employee is aware of the fact that a Client Account (and especially one that his/her team advises), has invested in the Exempt Security or other instrument in question in the past 10 business days (or that the Firm contemplates trading that same Exempt Security or other instrument in the next 10 days), the Employee should not trade the Exempt Security. Despite a securities exempt status (e.g., treasuries, indices or commodity), as a general statement, Employees should not trade in close proximity to Client Account transactions even in Exempt Securities to avoid actual or apparent conflicts of interest (e.g., the appearance that an Employee could personally benefit from temporary price

31 Please note that Fannie Mae (FNMA with the NYSE ticker symbol: FNMA) and Freddie Mac (FHLMC with the NYSE ticker symbol: FMCC) are government sponsored enterprises (GSEs) but they are NOT agencies or otherwise “guaranteed” by the U.S. Government. Accordingly, and despite them being quasi-government agencies, these specific issuers (and their respective securities) are not per se qualified US sovereign debt and are therefore NOT Exempt securities. Accordingly, transactions in (e.g., purchases of common stock, preferred shares or any debt instruments of these issuers) are subject to pre-clearance.

32 Please note that although ETFs and open-end unit investment trusts that hold securities in proportion to a broad based market index do not require pre-clearance (e.g., SPDRs, QQQs and Diamonds), transactions in and holdings of these interests (including corresponding brokerage accounts or other custody arrangements that hold these securities), must be reported in each Access/Advisory Person’s quarterly transaction and annual holdings reports (but do not require pre-clearance).

Updated: March 2022

movements in any type of security or other instrument).33

5. Crypto Currency

General Policy Statement: In order to effect transactions in any “Approved Crypto Currency34”, Access and Advisory Persons are required disclose to the Compliance Group the existence of any virtual wallet(s), as well as provide all of the necessary information the Compliance Group may need to monitor the account (e.g., a screen shot of the wallet’s contents at the time of opening/establishment). Once all virtual wallets “Beneficially Owned” by the Employee or their “Family Members” (as defined under the Code”) are appropriately and timely reported, the Employee may trade any Approved Crypto Currency in their respective disclosed virtual wallet(s) without further pre-clearance.

Ongoing Reporting: On a quarterly basis, as part of the Quarterly Transactions Report process noted above in Section VI.A.2, the Employee will be asked to confirm that they have not traded an unapproved digital asset (i.e., anything that does not appear on the Approved Crypto Currency list) and have disclosed timely all digital assets custodial arrangements (e.g., virtual wallets).

At this time, there are no electronic broker feeds to ComplySci for crypto currency transactions. In light of this, all Employees are required to provide the Compliance Group with a copy of their virtual wallet on a quarterly basis. Employees can email this information to the Compliance Group or they may upload the virtual wallet to ComplySci.

New Digital Asset/Currency - In the event that an Access or Advisory Person seeks to trade a new digital asset/currency (i.e., one that does not appear on the then current Approved Crypto Currency List), they should submit a request to the Compliance Group via email. In doing so, the Employee should do the necessary research and be reasonably confident that the digital asset instrument they are seeking to trade is NOT a “security” (e.g., under the applicable compliance determined SEC “Howey Test” for securities or otherwise such as through well-accepted SEC or CFTC pronouncements that it’s a currency or other non-security digital asset). If and when approved as a non-security digital asset/currency, the Compliance Group will update the Approved Crypto Currency List and notify all interested employees (e.g., send out the update list).

33 Exceptions for Exempt Securities can be granted upon Compliance review, approval and implementation of appropriate control measures when deemed necessary or otherwise prudent (e.g., specific monitoring controls can be put in place to ensure no pattern or practice of possible “front running” or “scalping” of client trades).

34 The list of Approved Crypto Currencies is available upon request and may also be found in the Approved Crypto Currency folder in the Compliance Folder in Public Folders via outlook (the “Approved Crypto Currency List”). That list will be distributed to Crypto Currency Account holders periodically (e.g., as the list is updated).

Updated: March 2022

6. Non-Advisory and Non-Access Persons

Employees not deemed to be Advisory or Access Persons are not subject to the prohibitions and pre-clearance restrictions listed above. However, in order to avoid any potential conflicts of interest ALL employees are prohibited from effecting a Personal Securities Trade if:

•	The Employee is aware of a pending or contemplated security or other instrument trade in that same issuer on behalf of an Advisory Account (i.e., Client Account); or
•	The Employee knows that the Firm made a securities or other instrument trade in that same issuer during the previous five (5) days;
•	The purchase is an IPO (Initial Public Offering); or
•	The Employee knows the security is included on the Firm’s Restricted List or Watch List.

7. Managed Account Exception

The personal trading restrictions described in this section do not apply to any Personal Accounts over which neither an Employee nor any of his or her relevant “Family Members” (as defined in the Code), has investment discretion nor any other investment related influence or control. Any exception (e.g., to the usual preclearance requirement for Access Persons and Advisory Persons) will be effective only after approval by the Chief Compliance Officer (or his designee), who may approve of the exception in their sole discretion and place restrictions or limitations on any aspect of the management of the Personal Account, including interaction with the third-party manager of the account. Please note, however, that employees will still be subject to the quarterly and annual reporting and certification requirements set forth in Sections IV.A.2 and 3 above.

In addition to the ongoing quarterly and annual reporting and certification requirements, Employee will be responsible for initially working with the third-party manager for the contemplated managed account(s) to ensure the Firm is provided an acceptable letter or other evidence of the fully-discretionary nature of the managed account arrangement including 1) confirming the identity of each of the managed account(s) including the account name(s) and number(s) that are subject to the third party manager’s investment discretion; and 2) a representation from the third-party manager (or their designee) that they will not accept issuer specific buy/sell instructions from the Employee (amongst other commitments). It is important to note that this discretionary arrangement cannot begin (i.e., employees and their designated third-party managers are not permitted to effect transactions in the proposed managed account) until the Chief Group has approved such arrangement.

8. Other Exempt Transactions

The following transactions are exempt transactions and shall not require pre-clearance by Access and/or Advisory Persons:

Updated: March 2022

•	Security purchases and sales that are “non-volitional” on the part of the Employee, or are received as part of security rights offered to a group of similarly situated individuals (e.g., receipt of common stock as part of an insurance company’s demutualization);
•	Security purchases or sales that are part of an automatic dividend reinvestment plan;
•	Security purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired; and
•	Security purchases or sales that are made in compliance with a pre-existing Allocation Policy

Note that it is every Employee’s primary responsibility to “know what you are trading” and if necessary, Employees must conduct the appropriate research to ensure that the investment either qualifies for an exemption or is appropriately pre-cleared. If there is any doubt, please undertake the necessary research before trading. If questions still remain, please seek the assistance of the Compliance Group. It is important to note that mistakes in the area of personal investments will result in harsh consequences (i.e., some form of employee discipline) and in most cases the employee will be required to reverse the trade (e.g., will be forced to sell the position in the case of an unauthorized purchase). Any profits derived from such corrective measure will be disgorged and donated to a charity of the Employee’s choosing by the Firm, with no credit (tax or otherwise) given to the impacted employee.

PLEASE AVOID THIS UNWANTED RESULT BY FULLY UNDERSTANDING AND PAYING CLOSE ATTENTION TO YOUR PRECLEARANCE OBLIGATIONS IN THIS AREA.

C.       Other Restrictions

In addition to the prohibitions and exemptions listed above in Section B, the Firm maintains a number of other restrictions:

1. Maximum Trades Per Quarter

Advisory and Access Persons will be allowed to execute a maximum of 100 trades per calendar quarter.35 All other employees will not be subject to specific limitations on the number of trades they can effect per quarter; however, the GC or CCO, in consultation with Firm’s senior management, may impose specific trading restrictions on any employee when deemed necessary or appropriate (e.g., when such Personal Securities Trading activity is deemed to be detrimental or otherwise appears to negatively impact an employee’s performance or responsibilities to the Firm). Excepted from this 100 trade limit are Exempt Securities as defined above.

35 Exceptions to this limit may be approved by the GC or CCO on a case-by-case basis.

Updated: March 2022

Please note, Employees are responsible for monitoring their number of trades per quarter and to work with the Compliance Group to review, if there should be a need for such inquiry.

2. One Hundred Twenty (120) Day Holding Period

No Access or Advisory employee may profit from the purchase and sale or sale and purchase of the same (or equivalent) security within one hundred and twenty calendar days (the “120 Day Holding Period Requirement”). Excepted from this 120 Day Holding Period Requirement are Exempt Securities as defined above. Other exceptions to this policy requirement may be made for emergency trades, or other facts or circumstances that qualify for exception, if approved by the GC or CCO.

3. Inside Information

Employees may not make Personal Securities Trades while in possession of inside information (i.e., material and non-public information) or communicate such information to others. Should an employee become privy to inside information at any time (whether in the course of their employment or otherwise) that employee must inform the GC or CCO.

Please refer to the Mariner’s Prevention of Insider Trading and Market Manipulation Policy for specific guidelines governing inside information.

4. Private Placements

All Employees deemed to be Access and Advisory persons must seek approval (via ComplySci) from the Compliance Group prior to making a purchase or sale, directly or indirectly, in private placement securities. Should an Employee be permitted to invest in a private placement, such approval will only be granted if the following conditions are met:

a. The Employee, or any other Family Member, does not have an equity or other Beneficial Interest in the manager of the hedge fund or any of its affiliated business entities (e.g., affiliated investment advisers);

b. The Firm is not currently investors in the private placement and the investment opportunity is not the type of investment the Firm or its Affiliates would normally consider for investment OR if the investment opportunity is a suitable or an existing investment, the following must also be true

i.	The investment terms the Employee receives may not be materially better than the terms under which the Firm or its Affiliates have invested or may invest; and
ii.	Going forward, the Employee will not be permitted to participate in any manner concerning the Firm’s investment decisions in that issuer.

Updated: March 2022

c. If any Employee is permitted to hold or purchase a private placement interest, should the Firm or its Affiliates later consider such an investment for its own account or a client account, the Firm will not invest in the private placement opportunity unless:

i.	The Employee and any Family Members completely divest any interest in such investment; or
ii.	If the Employee is permitted to keep that investment, the employee is not permitted to participate in any way in the Firm’s decision making process (e.g., decision to invest or redeem an interest in that or another related hedge fund); and
iii.	The investment terms the Employee receives may not be materially better than the terms under which the Firm or its Affiliates have invested or may invest.

Any exceptions to this approval process may be made at the discretion of the CCO or GC.

5. Front Running and Scalping

As a general rule, no Personal Securities Trade may be entered into with a view toward making a profit from a change in price of such security resulting from anticipated transactions by or for Mariner’s Clients. Therefore, the following restrictions have been implemented to ensure against such activity.

a. “Front Running” – 10 Day Blackout Period

As a general policy, no Security may be purchased or sold if the Employee is aware that (i) there is a pending buy or sell order36 in the securities of that same issuer for any Client of Mariner, or (ii) a buy or sell of the securities of that same issuer can reasonably be anticipated for a Client account in the next ten (10) calendar days.37 Please note that the Firm’s ComplySci system is designed in an effort to ensure compliance in this area as well where practicable (e.g., to automatically deny trade requests where Firm trading has occurred prior to the contemplated employee trade within the prescribed black-out period in data deed eligible and uploaded issuers).

b. “Scalping” – 10 Day Blackout Period

As a general policy (and as noted above), no Personal Security Trade (purchase or sale) will be permitted if, in the prior ten (10) calendar days, a Client account has

36 For purposes of this policy, a "pending buy or sell order" shall include both an order placed with a broker to buy or sell a security at a specified price or better OR an internal decision by Mariner to buy or sell a security at a specified price or better.

37 For purposes of this policy, the phrase securities of the same issuer shall mean the securities of an identified issuer and any in some case its affiliated entities -- affiliate issues in this area shall be reviewed on a case-by-case basis.

Updated: March 2022

effected a securities transaction in that same issuer.

Excepted from the front running and scalping restrictions are Exempt Securities as defined above (except in the particular case of Advisory Persons who are part of the investment decision making and trade execution process are aware of such contemplated trades as discussed in Section 4 above). Under very limited circumstances, the CCO may make an exception to this general prohibition. Such an exception will be based upon the specific facts and circumstances of the proposed transaction and will take the following factors into consideration: the number of shares being traded in relation to the issuer’s market capitalization; the employee's position within the Firm; whether the employee was aware of any information concerning an actual or contemplated transaction by the Firm concerning the issuer; and the price at which the Personal Securities Trade was effected.

6. Use of Brokerage for Personal or Family Benefit

No Employee may, for direct or indirect personal or Family Member benefit, execute a trade with a broker by using the influence (implied or stated) of Mariner or any Employee’s influence (implied or stated) with Mariner.

7. No Personal Trades through Mariner’s Traders

No Personal Securities Trades may be effected through Mariner’s traders. Employees must effect such trades through their personal broker-dealers.

D.       Compliance Review

Members of the Compliance Group will review Employee Personal Securities Trade related information (through the receipt of duplicate account statements, information in ComplySci, and through quarterly reports) to verify that the Personal Trading Policy is being followed. The results of this review will be set forth in a semi-annual summary report (the “Summary Report”). The Summary Report will specify any related concerns or recommendations, include appropriate exhibits, and be submitted to the Compliance Committee.

VII. Personal Conflicts of Interest and Outside Affiliations

A conflict of interest generally refers to any activity or relationship in which an investment adviser’s interests compete with the interests of its clients. Common conflicts of interest may include dealing with affiliates, the receipt of compensation or other benefits from third parties that may affect the independence of the advice provided, an adviser’s financial interest in a transaction (e.g., acting as principal), client referral arrangements and personal and proprietary trading by the investment adviser and/or its employees.

It is Mariner’s policy to avoid actual conflicts of interest whenever reasonably possible, including the potential appearance of a conflict of interest. The Firm maintains a separate Conflict Mitigation Policy to address conflicts of interest that are inherent to running a relatively large, complex, and multi-faceted financial services company with a number of Affiliates and

Updated: March 2022

associated entities. This section of the Code aims to focus on the mitigation of conflicts of interest which arise from personal relationships and outside activities engaged in by employees.

A.       Conflicts of Interest Questionnaire

In order to monitor potential conflicts of interest, all employees are required to complete, on an annual basis, an Annual Questionnaire on Conflicts of Interest (Outside Affiliations) which is distributed by the Compliance Group via ComplySci. Employees must report any material changes to their responses during the course of the year to the Compliance Group.

The Annual Questionnaire covers topics such as directorships, officerships, outside employment, substantial financial interest in an entity potentially doing business with the Firm, and other financial interests that could pose a potential conflict of interest.

B.       Service on the Board of Directors of an Outside Company

It is considered incompatible with an employee’s duties to Mariner to assume the position of director of an outside corporation except in limited circumstances, such as for nonprofit or other civic organizations or in furtherance of an investment opportunity on behalf of the Firm or its Clients). An Employee must notify the Compliance Group of any invitation to serve as a director of any entity that is not an Affiliate and the employee must receive the approval of the CCO prior to accepting any such directorship. In the event that approval is given, the company in question shall immediately be placed on Mariner's Restricted List or otherwise flagged for special review and monitoring.

C.       Other Business Activities

Business activities outside of the Firm such as to act as an officer, general partner, consultant, agent, representative, trustee or employee of any other business, other than an Affiliate are considered incompatible with an Employee’s duties to Mariner. An Employee must notify the Compliance Group of any such business activity outside of the Firm and the employee must receive the approval of the CCO prior to accepting any such position. In considering any such request the CCO may require full details concerning the outside activity including, but not limited to, the number of hours involved, the compensation to be received, and any other relevant information regarding the activity.

Employees are expected to put their work for Mariner ahead of other business opportunities, not-for-profit activities, or a second job. Employees should not allow outside business activities to interfere with their job performance.

Any employee who receives a fee or other compensation without the approval of the CCO may be required to pay such fee or other compensation to the Firm. Mariner may determine in its discretion whether the fee shall be rebated to any Clients accounts.

Updated: March 2022

D.       Personal Benefits

Employees may not use their position or relationship within the Firm to promote their own interests or the interests of Family Members, including using confidential or privileged information acquired in the course of their employment.

Employees should not use Firm property or assets for personal advantage, including using or taking Firm resources for private use or other unauthorized non-Firm related activities. This includes accepting discounts or reduced prices for goods or services from a consultant or provider of goods or services to the Firm.

E.       Interest in Transactions

Employees may not have a monetary interest, as principal, co-principal, agent, shareholder or beneficiary, directly or indirectly, or through any substantial interest in any other corporation, partnership or business unit, in any transaction that conflicts with the interests of Mariner or its Clients, subject to any exceptions that are specifically permitted under applicable law.

F.       Investment Recommendations

No Advisory Person shall make any recommendation concerning the purchase or sale of any Security by a Client without disclosing the Firm’s or any Firm Employee’s interest in such Securities or the issuer thereof, to the extent known and applicable, including, without limitation:

• Any direct or indirect beneficial ownership of any Securities of such issuer;

• Any contemplated transaction by such person in such Securities; and

• Any present or proposed relationship with such issuer or its affiliates.

VIII. Media and Public Speaking

Due to the potential sensitivity of communicating with the media (e.g., news reporters, journalists or other press coverage), or speaking at public events where employee statements can reasonably be attributed to the Firm such as industry conferences and educational panels (collectively “Media Events”), all Media Events should be directed to the Firm’s CEO and/or General Counsel. Following their consideration of the Media Event, Mariner’s CEO and/or General Counsel (assisted by a representative of Mariner Compliance as needed), will provide guidance concerning such contemplated event (the “Do’s and Don’ts) or appropriately restrict such Media Event. As a general statement and unless otherwise authorized in a particular situation, only the CEO, the Firm’s General Counsel or their specific designees (the “Approved Persons”), shall participate in a Media Event on behalf of the Firm.

A.	The following are general guidelines all Employees should adhere to when handling inquiries from the media:
•	The Firm’s policy is that no Employee is authorized to comment to the press or media.

Updated: March 2022

•	All media calls or queries must be referred promptly to Mariner’s President and/or General Counsel.
•	The Firm’s policy is to speak with one voice to the media. Mariner’s spokesperson is Curtis Arledge. From time to time, other employees may be given permission by Mariner’s CEO or General Counsel to speak with the press.

B.       An Employee should advise the General Counsel or Chief Compliance Officer immediately if he/she becomes aware that any investor has contacted or been contacted by the media or a regulator concerning the services provided by the Firm.

C.       If it becomes clear that the inquirer wishes to speak to an Employee about that Employee’s own trading or other activities, the employee may decide whether to respond, to decline to respond, or to seek the assistance of counsel in responding to such an inquiry. The General Counsel is prepared to assist any employee in responding to such an inquiry and/or in obtaining the assistance of counsel regarding such an inquiry.

Any personal or family relationships with members of the media should be made known to the Firm. Members of the media are not invited as reporters to Firm events. This fact should be made clear to any individual who might be invited to a Firm event passed on a personal relationship with an employee.

IX.       Electronic Communications and Social Media Usage

The Firm has developed the following policy to address communications relating to the use of certain types of internet based platforms including blogs, chat rooms, online seminars, interactive electronic forums, individual or personal web sites, message boards, podcasts, and various social networking sites and apps such as LinkedIn, Facebook, Twitter and Whatsapp (collectively “Social Media”). For purposes of this Policy, Social Media also includes any messaging or chat capabilities offered through the abovementioned platforms as well as through video conferencing platforms such as Skype and Slack. The inappropriate use of Social Media platforms can raise potential legal and regulatory concerns including possible violations of FINRA regulations (i.e., MGCM and its registered representatives) and securities laws (e.g., federal laws and SEC Rules governing private placement exemptions, employee supervision and investment related record retention).

As a general rule, all Firm business must be conducted either through Firm email (Microsoft Outlook), Bloomberg messaging or some other approved platform that is appropriately captured by our computer systems and stored in Global Relay in accordance with the SEC’s books and records requirement. No employee may conduct Firm business other than through these approved electronic means. In the event that an employee receives an electronic message using a form of communication other than those approved by the Firm, the Employee should immediately move those messages to an approved platform (e.g., forward the communication to the employee’s Firm email or Bloomberg). Should that not be possible, the Employee should contact Compliance to determine an appropriate solution.

Updated: March 2022

Employees may not use any Social Media websites or other such means of electronic communications to conduct Firm business without the express written permission of the Compliance Group. Under no circumstances shall an Employee reference any product or services offered by the Firm on Social Media or any other electronic platform (e.g., reference any hedge fund by name or any investment strategy used by the Firm) without the express written permission of the Compliance Group.38 The Compliance Group will periodically monitor compliance in this area (e.g., spot check internet and Social Media posting activity that references the Firm, its employees or its products or services).

Firm personnel who participate in Social Media platforms for “personal networking” (i.e., electronic communications that are not rationally related to the Firm’s products or services), are prohibited from referring to Firm’s name, products or services in their profile or postings, with the limited exception of LinkedIn. On your LinkedIn profile, you may note that you are currently employed by the Firm and reference the Firm’s full name, Mariner Investment Group LLC. If you are associated with a specific department, division or subsidiary of Mariner, and would like to also include that specific reference within the LinkedIn profile page, you must first receive prior written approval from the Compliance Group before such use. Finally, if an employee would like to include in their LinkedIn profile a brief description of their current job title(s) and/or responsibilities, you must first receive prior written approval from the Compliance Group, who will work with Human Resources as needed.

Please note that you are expressly prohibited from referring to the Firm’s products or services on LinkedIn or any other Social Media platform. Furthermore, for those Employees who are associated with Mariner Group Capital Markets, LLC, you may NOT reference your affiliation to Mariner Group Capital Markets, LLC on any Social Media platform, including LinkedIn.

In summary, any use of such Social Media platforms for “personal networking” that may include discussions of investments or securities are specifically governed by applicable rules and regulations (e.g., FINRA regulations and federal securities rules and regulations covering communications with the public) and such networking website discussions are considered “public” forums.

Training and Certifications

All Employees must understand and adhere to the Firm’s Social Media Policy. The Compliance Group will periodically send alerts and other reminders in this area in an effort to fully educate employees concerning their employment obligations and will include this topic as part of the Firm’s ongoing formal training program. At the time of hire for new employees (including temps) and annually thereafter, all employees must review the Social Media Policy, acknowledge their understanding and confirm they will comply with its requirements by completing the Social Media Policy certification through ComplySci.

38 For example, the reference to Mariner hedge funds by name or otherwise over the internet can only occur via password protected websites through which only pre-qualified persons (e.g., individuals determined to be “Accredited Investors”) are granted access.

Updated: March 2022

X.       Consequences of Non-Compliance

If you fail to comply with the requirements of this Code and all laws, rules and regulations applicable to the Firm's business, you will be subject to disciplinary action by the Firm, which may range from a letter of reprimand to termination of employment. In addition, any noncompliance or violations of law may also result in severe civil and criminal penalties by applicable regulatory or other authorities.

The Firm also reserves the right to take disciplinary action, including termination of employment, against you if you engage in conduct deemed to be immoral, unethical or illegal, whether or not such conduct constitutes a violation of this Code or relates to the Firm's business. The Firm may take such action if, in our sole judgment, the Firm believes that your conduct poses any reputational risk to the Firm (See the Disciplinary Policy for a further description of disciplinary sanctions and guidelines).

Finally, the Firm expects you to report to the Chief Compliance Officer or General Counsel any known or suspected violations of the policies and procedures contained in this Code or other activities of any employee that could be construed as a violation of any law, rule or regulation applicable to the Firm's business. If you are unsure whether a violation has occurred, you should discuss the matter with your supervisor and if doubts continue following that discussion, the matter should be referred to the Chief Compliance Officer or General Counsel. Failure to comply with the above could result in disciplinary action against any non-reporting employee, which may include termination of employment. Consistent with the law, the Firm has a non-retaliation policy that is designed in an effort to protect those employees who report such matters in good faith.

XI.       Recordkeeping

All reports and records required to be kept in accordance with these procedures and the Investment Advisors Act of 1940 and the Investment Company Act of 1940 will be retained for a period of 5 years in an easily accessible location, the first two years of which shall be in an appropriate office of the investment adviser.

XII. Revisions to the Code

This policy and related procedures may be changed or revised as frequently as necessary in order to accommodate any changes in Mariner’s operations or by operation of law. Any such change, amendment or revision may only be made by Mariner’s Legal and Compliance Group and when consistent with applicable law. Any material changes will be promptly distributed to all impacted employees.

Updated: March 2022

EXHIBIT A

Political Contribution Disclosure Form

For New Hires/Transfers

Political Contributions Disclosure Form - include Contributions made to state or local Officials (including candidates), or state/local political parties or Political Action Committees ("PACs") for the previous two years from today’s date of: ___/___/___.

Contributions to Officials, Political Candidates, or to PACs or state/local Political Parties that were earmarked for a specific official or candidate

Recipient of the Contribution (candidate, officeholder)	Amount (and form if other than cash or check)	Date of Contribution	Political Office Held by Candidate at Time of Contribution (if any)	Office (Mayor, Governor, etc.) for which Candidate Was Running	Political Subdivision (city, county, state, federal)	Type of election (primary, general, runoff)

Contributions to State / Local Political Parties or PACs

Name of Recipient Political Party or Political Action Committee (“PAC”)	Amount (and form if other than cash or check)	Date of Contribution

Updated: March 2022

If a contribution was to a candidate or party committee, were you entitled to vote for the candidate or in the jurisdiction covered by the party committee? ❑ Yes ❑ No ❑ N/A

Check here ❑ if no contributions were made during the review period.

I certify that this information is complete and accurate.

Signature:

Name:

Position:

Street Address

State Zip Code

Have you moved or changed your name within the past two years? ❑ Yes ❑ No. If "Yes," please note date and complete below:

Prior Home Address:

Street Address

State Zip Code

Updated: March 2022

EXHIBIT B

List of “Advisory Persons” and “Access Persons”

Available at Z:\public_legal\Mariner Compliance Manual\ 09. Code of Ethics Exhibit B – List of Advisory and Access Persons